Exhibit 5.2
May 24, 2019

Hertz Global Holdings, Inc.
8501 Williams Road
Estero, FL 33928

Re: Amended and Restated Hertz Global Holdings, Inc. 2016 Omnibus Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to Hertz Global Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Company’s post-effective amendment no. 1 (to the registration statement on Form S-8 (File No. 333-212249) )the “Post-Effective Amendment”) to be filed by the Company with the Securities and Exchange Commission (the “SEC”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 2,490,000 shares of common stock, par value $0.01 per share (the “Common Stock”), pursuant to the Amended and Restated Hertz Global Holdings, Inc. 2016 Omnibus Incentive Plan (the “Amended and Restated Plan”), which amends and restates the Hertz Global Holdings, Inc. 2016 Omnibus Incentive Plan (the “Plan”).

On March 29, 2019, the Company’s board of directors (the “Board”) approved, subject to stockholder approval, the Amended and Restated Plan to, among other things, increase the number of shares of Common Stock issuable under the Plan by 2,490,000 shares. At the Company’s 2019 annual meeting of stockholders held on May 24, 2019 (the “Approval Date”), the Company’s stockholders approved the Amended and Restated Plan. Under the Amended and Restated Plan, any shares of Common Stock that were previously registered under the registration statement to this which this Post-Effective Amendment relates and that underlay outstanding awards, were available for grant or were subject to forfeiture or termination under the Plan immediately prior to its amendment and restatement on the Approval Date (and any shares of Common Stock available for issuance pursuant to Distribution Awards as defined in Plan) (the “Pre-Amendment Shares”) will become available for issuance under the Amended and Restated Plan. The Post-Effective Amendment reflects that such Pre-Amendment Shares are available for issuance under the Amended and Restated Plan.

We have examined such documents, certificates, records, authorizations and proceedings and have made such investigations as we have deemed necessary or appropriate in order to give the opinion expressed herein. We have relied, to the extent we deem such reliance proper, upon such certificates or comparable documents of officers and representatives of the Company and of public officials and upon statements and information furnished by officers and representatives of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In such examination we have assumed, without independent investigation or verification of any kind, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Pre-Amendment Shares have been duly authorized by the Company, and when issued as provided under the Amended and Restated Plan, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

We do not express or purport to express any opinions with respect to laws other than the General Corporation Law of the State of Delaware.

The opinion set forth in this letter is effective as of the date hereof. We do not undertake to advise you of any changes in our opinion expressed herein resulting from matters that may arise after the date of this letter or that hereinafter may be brought to our attention. We hereby consent to the filing of this letter as an exhibit to the above-referenced registration statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the SEC thereunder. We express no opinion other than as herein expressly set forth, and no opinion may be inferred or implied beyond that expressly stated herein.

Very truly yours,

/s/ White & Case LLP

DG:MG:SL